Exhibit 99.1

(1)         The amount of securities reported as beneficially owned includes 111,111.111 shares of common stock, par value $0.001 (“Common Stock”), of CION Investment Corporation (the “Issuer”), held of record by Apollo Principal Holdings III, L.P. (“Principal III”).  Apollo Principal Holdings III GP Ltd. (“Principal III GP”) is the general partner of Principal III.

Leon Black, Joshua Harris and Marc Rowan are the directors of Principal III GP.  Principal III GP and Messrs. Black, Harris and Rowan, disclaim beneficial ownership of the shares of Common Stock held of record by Principal III, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of the Securities Exchange Act of 1934, as amended, or for any other purpose.  The address for each of Principal III and Principal III GP is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town KY1-9005, Grand Cayman.  The address of each of Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.